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                                                                     EXHIBIT 8.1


                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]




                                October 28, 2003




The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC"), relating to the proposed merger of United National Bancorp, a New Jersey corporation, with and into PNC Bancorp, Inc., a Delaware corporation and a wholly owned subsidiary of PNC.

          We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER -- Material Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                              Very truly yours,


                                              /s/ WACHTELL, LIPTON, ROSEN & KATZ